Nuveen Municipal High Income Opportunity Fund POS EX

Exhibit 99.(12)(a)

Vedder Price 222 North LaSalle Street Chicago, Illinois 60601	T: +1 312 609 7500 F: +1 312 609 5005 vedder.com

April 27, 2026

Nuveen New Jersey Quality Municipal Income Fund 333 West Wacker Drive Chicago, Illinois 60606	Nuveen Missouri Quality Municipal Income Fund 333 West Wacker Drive Chicago, Illinois 60606
Nuveen Pennsylvania Quality Municipal Income Fund 333 West Wacker Drive Chicago, Illinois 60606	Nuveen Municipal High Income Opportunity Fund 333 West Wacker Drive Chicago, Illinois 60606

Re:	Reorganization of Nuveen New Jersey Quality Municipal Income Fund, Nuveen Pennsylvania Quality Municipal Income Fund and Nuveen Missouri Quality Municipal Income Fund into Nuveen Municipal High Income Opportunity Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of certain transactions undertaken pursuant to the Agreement and Plan of Merger dated as of March 19, 2026 by and among Nuveen New Jersey Quality Municipal Income Fund, a Massachusetts business trust (“New Jersey Municipal”), Nuveen Pennsylvania Quality Municipal Income Fund, a Massachusetts business trust (“Pennsylvania Municipal”), and Nuveen Missouri Quality Municipal Income Fund, a Massachusetts business trust (“Missouri Municipal”, and together with New Jersey Municipal and Pennsylvania Municipal, each a “Target Fund” and collectively, the “Target Funds”), Nuveen Municipal High Income Opportunity Fund, a Massachusetts business trust (the “Acquiring Fund”), and NMZ Merger Sub, LLC, a Massachusetts limited liability company and a direct, wholly-owned subsidiary of the Acquiring Fund (“Merger Sub”) (the “Plan”). The Target Funds and the Acquiring Fund are each referred to herein as a “Fund” and collectively, as the “Funds.”

The Plan contemplates that (i) each Target Fund will merge pursuant to applicable state law with and into Merger Sub with Merger Sub surviving (each a “Merger” and collectively, the “Mergers”), all the common shares of beneficial interest of the Target Fund will be converted into voting common shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Shares”) and all the issued and outstanding Variable Rate Demand Preferred Shares (“VRDP Shares”) of New Jersey Municipal and Pennsylvania Municipal will be converted into newly issued VRDP Shares of the Acquiring Fund, with a par value of $0.01 per share and a liquidation preference of $100,000 per share, having all the various rights, preferences and privileges set forth under the heading “Proposal No. 1 – Merger of Each Target Fund into the Acquiring Fund – Information about the Mergers – Description of VRDP Shares to Be Issued by the Acquiring Fund” in the Proxy Statement (as defined below) (the “Acquiring Fund VRDP Shares”) and (ii) as soon as practicable thereafter Merger Sub will completely liquidate into the Acquiring Fund by distributing all its assets to the Acquiring Fund and the Acquiring Fund will assume all the liabilities of Merger Sub in complete liquidation and dissolution of Merger Sub (the “Liquidation”). The Mergers and the Liquidation are referred to collectively herein as the “Reorganization”.

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Nuveen New Jersey Quality Municipal Income Fund
Nuveen Pennsylvania Quality Municipal Income Fund
Nuveen Missouri Quality Municipal Income Fund

Nuveen Municipal High Income Opportunity Fund

April 27, 2026

In rendering this opinion, we have examined the Plan and have reviewed and relied upon (i) representations made to us by duly authorized officers of the Funds and Merger Sub in letters dated April 27, 2026 (collectively, the “Representation Letters”) and (ii) the opinion of Stradley Ronon Stevens & Young, LLP dated April 27, 2026 regarding the Acquiring Fund VRDP Shares issued in the Mergers being treated as equity of the Acquiring Fund for U.S. federal income tax purposes (the “Equity Opinion”). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumptions that (i) the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”) through the date and time of the Liquidation, (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is, and will be as of the Effective Time through the date and time of the Liquidation, true, correct and complete without such qualification and (iii) the Acquiring Fund VRDP Shares issued in the Mergers will be treated as equity of the Acquiring Fund for U.S. federal income tax purposes, which assumption is consistent with the Equity Opinion. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion, with respect to each Merger, that for U.S. federal income tax purposes:

1.            The merger of the Target Fund with and into Merger Sub pursuant to applicable state laws will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to such merger.

2.            No gain or loss will be recognized by the Acquiring Fund or Merger Sub upon the merger of the Target Fund with and into Merger Sub pursuant to applicable state laws or upon the liquidation of Merger Sub. (Section 1032(a) of the Code).

3.            No gain or loss will be recognized by the Target Fund upon the merger of the Target Fund with and into Merger Sub pursuant to applicable state laws. (Sections 361(a) and (c) and 357(a) of the Code).

Nuveen New Jersey Quality Municipal Income Fund
Nuveen Pennsylvania Quality Municipal Income Fund
Nuveen Missouri Quality Municipal Income Fund

Nuveen Municipal High Income Opportunity Fund

April 27, 2026

4.            No gain or loss will be recognized by the Target Fund’s common shareholders upon the conversion of all their shares of the Target Fund solely into Acquiring Fund Shares and by any holders of the VRDP Shares of the Target Fund upon the conversion of all their VRDP shares solely into the Acquiring Fund VRDP Shares in each case in the merger of the Target Fund with and into Merger Sub pursuant to applicable state laws, except to the extent the Target Fund’s common shareholders receive cash in lieu of a fractional Acquiring Fund Share. (Section 354(a) of the Code).

5.            The aggregate basis of the Acquiring Fund Shares and/or Acquiring Fund VRDP Shares received by each Target Fund shareholder pursuant to the merger (including any fractional Acquiring Fund Share to which a shareholder would be entitled) will be the same as the aggregate basis of the Target Fund shares that were converted into such Acquiring Fund Shares and/or Acquiring Fund VRDP Shares. (Section 358(a)(1) of the Code).

6.            The holding period of the Acquiring Fund Shares and Acquiring Fund VRDP Shares received by each Target Fund shareholder in the merger (including any fractional Acquiring Fund Share to which a shareholder would be entitled) will include the period during which the shares of the Target Fund that were converted into Acquiring Fund Shares or Acquiring Fund VRDP Shares, as applicable, were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).

7.            The basis of the assets of the Target Fund received by Merger Sub in the merger will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time. (Section 362(b) of the Code).

8.            The holding period of the assets of the Target Fund received by Merger Sub in the merger will include the period during which those assets were held by the Target Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset). (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization (i) on the Target Funds, the Acquiring Fund, Merger Sub or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code) as to which any gain or loss is required to be recognized under U.S. federal income tax principles (a) at the end of a taxable year or upon the termination thereof, or (b) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, (ii) under the alternative minimum tax imposed under Section 55 of the Code on any direct or indirect shareholder of a Target Fund and (iii) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Facts

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

Nuveen New Jersey Quality Municipal Income Fund
Nuveen Pennsylvania Quality Municipal Income Fund
Nuveen Missouri Quality Municipal Income Fund

Nuveen Municipal High Income Opportunity Fund

April 27, 2026

Each Target Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). New Jersey Municipal’s common shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol NXJ, Pennsylvania Municipal’s common shares are listed and traded on the NYSE under the symbol NQP, and Missouri Municipal’s common shares are listed and traded on the NYSE under the symbol NOM. All the outstanding shares of each Target Fund are treated as equity for U.S. federal income tax purposes. Each Target Fund will have no outstanding shares, other than its common shares and VRDP Shares of each of New Jersey Municipal and Pennsylvania Municipal, at the Effective Time. Prior to the Effective Time, Missouri Municipal redeemed all its issued and outstanding MuniFund Preferred Shares and New Jersey Municipal redeemed Series 1 of its issued and outstanding VRDP Shares pursuant to the terms of each of such shares (each a “Preferred Share Redemption” and collectively, the “Preferred Share Redemptions”). Such redemptions were independent of, and unrelated to, the Mergers. Each Target Fund is treated as a corporation for U.S. federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which its respective Merger occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which its respective Merger occurs.

The Acquiring Fund similarly has been registered and operated, since it commenced operations, as a closed-end management investment company under the 1940 Act. The Acquiring Fund Shares are listed and traded on the NYSE under the symbol NMZ. In addition, the Acquiring Fund currently has outstanding three series of Adjustable Rate MuniFund Term Preferred. All the outstanding shares of the Acquiring Fund are treated as equity for U.S. federal income tax purposes and all the Acquiring Fund Shares to be issued in the Mergers will be treated as equity for U.S. federal income tax purposes. The Acquiring Fund is treated as a corporation for U.S. federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Mergers occur, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Mergers occur.

Merger Sub is a newly formed Massachusetts limited liability company and a direct, wholly-owned subsidiary of the Acquiring Fund that is and has been since the date of its organization disregarded as an entity separate from its owner within the meaning of section 301.7701-3 of the Treasury Regulations. Merger Sub has not elected, and will not elect, to be classified, with effect as of or prior to the Liquidation, as an association taxable as a corporation pursuant to section 301.7701-3 of the Treasury Regulations.

Upon satisfaction of certain terms and conditions set forth in the Plan, at the Effective Time each Target Fund will merge pursuant to applicable state law with and into Merger Sub with Merger Sub surviving and the common shares of the Target Fund will convert into Acquiring Fund Shares and all and all the issued and outstanding VRDP Shares of New Jersey Municipal and Pennsylvania Municipal will be converted into Acquiring Fund VRDP Shares. Pursuant to such state law and without any further action or deed being required, as of the Effective Time, all the rights, privileges, powers, assets, property and liabilities of each Target Fund and Merger Sub will become the rights, privileges, powers, assets, property and liabilities of Merger Sub and the separate legal existence of each Target Fund shall cease for all purposes. The aggregate net asset value as of the Valuation Time (as defined in the Plan) of the Acquiring Fund Shares to be received by each Target Fund common shareholder (including for this purpose any fractional Acquiring Fund Share to which such shareholder would be entitled), in each instance, will be equal to the aggregate net asset value as of the Valuation Time of the Target Fund common shares surrendered by such shareholder in the Merger. No fractional Acquiring Fund Shares will be issued to Target Fund common shareholders in connection with any Merger. In lieu thereof, the Acquiring Fund’s transfer agent, on behalf of the common shareholders entitled to receive fractional Acquiring Fund Shares, will aggregate all fractional Acquiring Fund Shares and sell the resulting whole shares on the NYSE for the account of all shareholders of fractional interests, and each such shareholder will be entitled to a pro rata share of the proceeds from such sale. In the applicable Merger, each holder of VRDP Shares will receive one Acquiring Fund VRDP Share for each VRDP Share surrendered by such shareholder in the Reorganization and the aggregate liquidation preference and value as of the Effective Time of the Acquiring Fund VRDP Shares received by each holder of VRDP Shares will equal the aggregate liquidation preference and value as of the Effective Time of the VRDP Shares surrendered by such shareholder in the Reorganization and the terms of the Acquiring Fund VRDP Shares received by such shareholder will be substantially the same as the terms of the shares of Target Fund’s VRDP Shares surrendered by such shareholder in the Reorganization.

Nuveen New Jersey Quality Municipal Income Fund
Nuveen Pennsylvania Quality Municipal Income Fund
Nuveen Missouri Quality Municipal Income Fund

Nuveen Municipal High Income Opportunity Fund

April 27, 2026

As soon as practicable after the Effective Time, Merger Sub will dissolve under applicable state law and the Acquiring Fund will assume all Merger Sub’s liabilities and obligations, known and unknown, contingent or otherwise, whether or not determinable, and Merger Sub will distribute to the Acquiring Fund, which will be the sole member of Merger Sub at such time, all the assets of Merger Sub in complete liquidation of its interest in Merger Sub in accordance with a plan of dissolution adopted by Merger Sub.

Following each Merger, the Acquiring Fund (directly or indirectly through Merger Sub) will continue the Target Fund’s historic business in that it will have an investment objective and investment strategies, policies, risks and restrictions similar to those of the Target Fund. In addition, the Acquiring Fund will use a significant portion of the Target Fund’s historic business assets in its business. At the Effective Time, at least thirty-four percent (34%) of the total fair market value of each Target Fund’s portfolio assets will meet the investment objective, strategies, policies, risks and restrictions of the Acquiring Fund. No Target Fund altered, or will alter, its portfolio in connection with the Reorganization to meet this thirty-four percent (34%) threshold. None of the Funds modified any of its investment objective, strategies, policies, risks or restrictions in connection with the Reorganization and the Acquiring Fund has no plan or intention to change any of its investment objective, strategies, policies, risks or restrictions after the Mergers.

In approving a Merger, the Board of Trustees of the Funds (collectively, the “Boards”) participating in such Merger determined that the Plan and the transactions contemplated thereunder are in the best interests of its Fund and that the interests of the shareholders of its Fund will not be diluted as a result of the Merger. In making such determination, the Boards considered a number of factors as set forth under the heading “Proposal No. 1 – Merger of Each Target Fund into the Acquiring Fund – Information about the Mergers – Reasons for the Mergers” in the Joint Proxy Statement/Prospectus dated December 17, 2025 relating to the Registration Statement (as defined below).

Conclusion

Based on the foregoing, it is our opinion with respect to each Merger (subject to the conditions and limitations set forth above) that the merger under applicable state law of the Target Fund with and into Merger Sub with Merger Sub surviving, in accordance with the terms of the Plan, will qualify as a reorganization under section 368(a)(1) of the Code.

Nuveen New Jersey Quality Municipal Income Fund
Nuveen Pennsylvania Quality Municipal Income Fund
Nuveen Missouri Quality Municipal Income Fund

Nuveen Municipal High Income Opportunity Fund

April 27, 2026

The opinions set forth above (subject to the conditions and limitations set forth above) with respect to (i) the nonrecognition of gain or loss by the Target Funds, the Acquiring Fund and Merger Sub, (ii) the basis and holding period of the assets received by Merger Sub, (iii) the nonrecognition of gain or loss by each Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares and/or Acquiring Fund VRDP Shares, except with respect to cash received in lieu of a fractional Acquiring Fund Share, and (iv) the basis and holding period of the Acquiring Fund Shares and/or Acquiring Fund VRDP Shares received by each Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as reorganizations under section 368(a)(1) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan.

Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Funds for their benefit in connection with the Reorganization and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of the Funds may rely on this opinion, it being understood that we are not establishing any attorney-client relationship with any shareholder of any of the Funds. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-290590) relating to the Reorganization filed by the Acquiring Fund with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Joint Proxy Statement/Prospectus dated December 17, 2025 relating to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Nuveen New Jersey Quality Municipal Income Fund
Nuveen Pennsylvania Quality Municipal Income Fund
Nuveen Missouri Quality Municipal Income Fund

Nuveen Municipal High Income Opportunity Fund

April 27, 2026

Very truly yours,

/s/ VEDDER PRICE P.C.

VEDDER PRICE P.C.